Exhibit 99.1

Sunshine Heart, Inc. Prices $13.1 Million Public Offering of Common Shares

Eden Prairie, MN and Sydney, Australia: April 11, 2013: Sunshine Heart, Inc. (NASDAQ: SSH /ASX: SHC) announced today the pricing of its previously announced offering of 2,500,000 shares of its common stock at a price to the public of $5.25 per share in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission (SEC).  Canaccord Genuity is acting as sole book-running manager for the offering.  In addition, Sunshine Heart has granted the underwriter a 30-day option to purchase up to an additional 375,000 shares solely to cover over-allotments, if any.  The offering is expected to close on or about April 16, 2013, subject to customary closing conditions.

Sunshine Heart currently intends to use the net proceeds from the offering for general corporate purposes, including its ongoing clinical trial and product development activities.

The offering is being made pursuant to a shelf registration statement (File No. 333-187273) (including a prospectus) previously filed with and declared effective by the SEC.  Prospective investors should read the prospectus in that registration statement, the final prospectus relating to the offering, and other documents that Sunshine Heart has filed with the SEC for more complete information about Sunshine Heart and the offering.  A copy of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone at (617) 371-3900.  Electronic copies of the prospectus supplement and the accompanying prospectus are also available free of charge on the website of the SEC at www.sec.gov.

The prospectus has not been lodged with the Australian Securities and Investments Commission and is not a prospectus under Chapter 6D of the Australian Corporations Act 2001 (Cth) (Corporations Act).  The offering of securities will be made in Australia only to persons to whom it is lawful to offer shares without disclosure under one or more of the exemptions set out in section 708 of the Corporations Act.

The proposed capital raising does not require securityholder approval under the ASX Listing Rules as the Company has received a waiver from ASX Listing Rule 7.1 in light of its imminent delisting.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries.  Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility trial, we also believe that some patients treated with our C-Pulse System will be able to stop using the device due to sustained improvement in their conditions as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012 Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a wholly owned subsidiary in Australia.  The Company has been listed on the Australian Securities Exchange (ASX) since September 2004 and on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions and expectations and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including, without limitation, our expectations with respect to the closing of the offering and the timing thereof, future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including, without limitation, that the offering may not close due to failure of any condition precedent or otherwise or may close later than we currently anticipate, the possibility that our clinical trials do not meet their enrollment goals, meet their end-points or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility that we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the SEC and ASX.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Media:
Laura Forman
Blueprint Life Science Group
T: +1-415-375-3340

Investor Relations:
Jeff Mathiesen
Chief Financial Officer
Sunshine Heart, Inc.
T: +1-952-345-4200